Exhibit 99.1

RELEASE DATE: October 11, 2006

FASTENAL COMPANY REPORTS THIRD QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended September 30, 2006. Dollar amounts are in thousands.

Net sales for the three-month period ended September 30, 2006 totaled $470,088, an increase of 16.9% over net sales of $402,218 in the third quarter of 2005 (Note: the third quarter of 2006 had 63 selling days versus the 64 selling days in the third quarter of 2005). Net earnings increased from $45,971 in the third quarter of 2005 to $54,101 in the third quarter of 2006, an increase of 17.8%. Basic and diluted earnings per share increased from $.30 to $.36 for the comparable periods.

Net sales for the nine-month period ended September 30, 2006 totaled $1,360,608, an increase of 19.4% over net sales of $1,139,290 in the first nine months of 2005. Net earnings increased from $127,650 in the first nine months of 2005 to $153,468 in the first nine months of 2006, an increase of 20.2%. Basic and diluted earnings per share increased from $.84 to $1.02 for the comparable periods.

During the first nine months of 2006, Fastenal opened 201 new sites (Fastenal opened 184 new sites in the first nine months of 2005). These 201 new sites represent an additional 11.5% stores since December 31, 2005. There were 1,956 sites on September 30, 2006, an increase of 13.9% over September 30, 2005. There were 7,047 site employees as of September 30, 2006, an increase of 10.2% and 12.1% from December 31, 2005 and September 30, 2005, respectively.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Note2 – See discussion on next page regarding the impact of Hurricane Katrina on our sales growth rate in September 2006.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (Store sites opened as follows: 2006 group – opened 2001 and earlier, 2005 group – opened 2000 and earlier, and 2004 group – opened 1999 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2004 and 2005 and the first nine months of 2006, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	8.4%	13.4%	11.6%	15.0%	18.2%	19.3%	18.4%	15.6%	16.4%	16.5%	13.8%	16.1%
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%

Stores more than two years old – Our stores more than five years old above, when combined with stores two to five years of age, represent a consistent same-store view of our business (Store sites opened as follows: 2006 group – opened 2004 and earlier, 2005 group – opened 2003 and earlier, and 2004 group – opened 2002 and earlier). During the twelve months of 2004 and 2005 and the first nine months of 2006, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	11.5%	15.2%	13.9%	16.4%	20.1%	19.8%	19.8%	17.5%	17.8%	18.5%	16.0%	18.0%
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%

All company sales – During the twelve months of 2004 and 2005 and the first nine months of 2006, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%

The January 2004 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2004 to November 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The 2004 period was positively impacted by inflation in the steel based products we sell. The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which occurred in March last year), but was still weaker than we expected. The June to August 2006 time frame represents stronger sales activity than the preceding two to three month period. The daily sales growth amount in the final month of the quarter appears weaker due to the difficult comparison with Hurricane Katrina’s added sales in September 2005 (approximately $4,000 impact); however, the increase in our daily sales number from August 2006 to September 2006, of 4.1%, is consistent with historical norms.

IMPACT OF CURRENT INITIATIVES:

During 2005 and the first nine months of 2006, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, and (3) an expanded store model called CSP2.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005 and the first nine months of 2006 despite the fact we experienced year-over-year increases of approximately 31.7% and 21.8%, respectively, in per gallon diesel fuel costs. The diesel fuel per gallon did soften in September as our average price per gallon dropped below $2.90.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP2 store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the first nine months of 2006, 135 stores were converted to the CSP2 format. This resulted in 165 stores converted to the CSP2 format since the third quarter of 2005. The balance sheet impacts of these conversions are described below in the working capital discussion. Operating information regarding the CSP2 locations will be released in connection with our Form 10-Q filing for the quarter ending September 30, 2006.

IMPACT OF FUEL PRICES DURING THE QUARTER:

Rising fuel prices continue to take a toll on the quarter and nine month period ended September 30, 2006. Our vehicle fuel costs averaged approximately $1,248, $1,500, and $1,677 per month in the first, second, and third quarters of 2005, respectively. Our fleet consists of a variety of distribution vehicles as well as store delivery vehicles. During the first, second, and third quarters of 2006, vehicle fuel costs have averaged approximately $1,864, $2,096 and $2,150 per month, respectively. These increases result from rising fuel costs, the freight initiative discussed earlier, and the increase in sales and store locations.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	50.3%	49.6%	50.5%	49.5%

Operating and administrative expenses	32.1%	31.5%	31.9%	31.2%
Gain(loss) on sale of property and equipment	(0.0)%	(0.0)%	(0.0)%	0.1%

Operating income	18.1%	18.0%	18.5%	18.4%

Interest income (expense), net	0.1%	0.1%	0.1%	0.1%

Earnings before income taxes	18.2%	18.1%	18.6%	18.4%

Note – Amounts may not foot due to rounding difference.

Gross profit margins for the first nine months and third quarter of 2006 increased over the same period in 2005. The improvement was driven by our freight initiative (discussed earlier) and by improvements in our direct sourcing operations.

Operating and administrative expenses grew faster than the net sales growth rate during the first nine months and third quarter of 2006. This was primarily due to (1) the previously mentioned initiatives (most notably the CSP2 conversions) and their impact on employee numbers throughout the organization in the first nine months of 2006, (2) the impact of rising fuel costs, and (3) increases in occupancy costs. In addition, the loss of a business day and the related sales in the third quarter negatively impacted our ability to leverage operating and administrative expenses.

The 2006 operating and administrative expenses include $279 of expenses related to the adoption of new stock option accounting rules. This expense occurred in the first five months of 2006, but ceased on June 1, 2006 as all outstanding options became vested.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.1% and 38.0% in 2006 and 2005, respectively. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

WORKING CAPITAL:

The September 2005-to-September 2006 percentage growth (i.e. year over year) and the year-to-date dollar growth related to accounts receivable and inventories were as follows:

September 2005-to-September 2006 percentage growth
Accounts receivable	13.6%
Inventories	18.9%

	Nine Months Ended September 30,		Three Months Ended September 30,
Dollar growth	2006	2005	2006	2005
Accounts receivable	$46,992	41,526	3,572	8,636
Inventories	$57,134	44,753	23,665	18,582

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

The accounts receivable increase of 13.6% represents a meaningful lag behind the 16.1% daily sales increase in September 2006 and the 16.9% sales increase in the third quarter of 2006. We continue to be pleased with the improvements in accounts receivable during 2005 and the first nine months of 2006, and with the related reduction in bad debt expense when compared to historical amounts.

The inventory increase of 18.9% is slightly ahead of the 16.1% daily sales increase in September 2006 and the 16.9% sales increase in the third quarter of 2006. The increase of $57,184 since December 31, 2005 primarily relates to approximately $13,000 for new stores, $10,000 for CSP2 conversions, and $34,000 for current stocking initiatives and sales growth at our hub and store locations.

Overall, our initiatives are having a positive impact on accounts receivable and inventory. As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2005, we had a ratio of 2.8:1). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1.

STORE OPENINGS:

As discussed in previous public statements, the Company’s goal is to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2005, the Company operated 1,755 stores; therefore, we expect to open approximately 228 to 316 new stores in 2006. The Company opened 222 new stores in 2005 and 219 new stores in 2004, or an increase over the previous December of 14.5% and 16.7%, respectively. While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed previously, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In June 2002, we began our ‘customer service project’ (or CSP). This project centered on stocking all of our stores with a consistent base of product and with a consistent merchandising scheme. Since this CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP2 format. The CSP2 format represents a further expansion of the Fastenal standard inventory stocking model at the store level. As of September 30, 2006, 165 stores had been converted to the CSP2 format. Of these stores, 30 were converted in the latter half of 2005 and 135 were converted in the first nine months of 2006. We expect to convert additional stores to the CSP2 format throughout the remainder of 2006.

STOCK REPURCHASE:

In June 2006, the Company issued a press release announcing its Board of Directors had authorized purchases by the Company of up to an additional 500,000 shares of its common stock (over and above previously authorized amounts). The Company has purchased 474,000 shares of its outstanding stock at approximately an average price of $36.49 per share since the beginning of this repurchase plan. The two outstanding authorizations allow for the purchase by the Company of up to 86,000 additional shares of its common stock in the future.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the conversion of stores to the CSP2 format. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP2 rollout. A discussion of other risks and uncertainties is included in the Company’s 2005 annual report and 2006 quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$7,438	56,204
Marketable securities	6,305	669
Trade accounts receivable, net of allowance for doubtful accounts of $2,332 and $3,875, respectively	232,091	183,556
Inventories	418,695	361,561
Deferred income tax asset	9,534	9,925
Other current assets	50,026	37,093

Total current assets	724,089	649,008

Marketable securities	7,953	13,228
Property and equipment, less accumulated depreciation	261,732	224,448
Other assets, less accumulated amortization	3,496	3,351

Total assets	$997,270	890,035

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$48,514	38,572
Accrued expenses	59,266	50,258
Income taxes payable	59	2,708

Total current liabilities	107,839	91,538

Deferred income tax liability	17,029	14,948

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized 150,953,929, and 151,054,752 shares issued and outstanding, respectively	1,510	1,511
Additional paid-in capital	5,803	—
Retained earnings	856,980	776,598
Accumulated other comprehensive income	8,109	5,440

Total stockholders’ equity	872,402	783,549

Total liabilities and stockholders’ equity	$997,270	890,035

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Nine months ended September 30,		(Unaudited) Three months ended September 30,
	2006	2005	2006	2005
Net sales	$1,360,608	1,139,290	470,088	402,218

Cost of sales	676,881	574,612	232,853	203,095

Gross profit	683,727	564,678	237,235	199,123

Operating and administrative expenses	436,628	359,324	150,035	125,379
Gain(loss) on sale of property and equipment	(176)	(313)	(26)	139

Operating income	246,923	205,041	87,174	73,883

Interest income	1,024	846	226	265

Earnings before income taxes	247,947	205,887	87,400	74,148

Income tax expense	94,479	78,237	33,299	28,177

Net earnings	$153,468	127,650	54,101	45,971

Basic and diluted net earnings per share	$1.02	0.84	0.36	0.30

Basic weighted average shares outstanding	151,005	151,496	150,907	151,236

Diluted weighted average shares outstanding	151,172	151,712	151,007	151,440

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$153,468	127,650
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	22,942	21,627
Loss on sale of property and equipment	176	313
Bad debt expense	2,708	4,482
Deferred income taxes	2,472	—
Stock based compensation	279	—
Amortization of non-compete agreement	50	50
Changes in operating assets and liabilities:
Trade accounts receivable	(51,243)	(46,322)
Inventories	(57,134)	(44,753)
Other current assets	(12,933)	(3,420)
Accounts payable	9,942	1,704
Accrued expenses	9,008	11,421
Income taxes, net	(2,649)	904
Other	2,584	1,921

Net cash provided by operating activities	79,670	75,577

Cash flows from investing activities:
Purchase of property and equipment	(63,576)	(42,382)
Proceeds from sale of property and equipment	3,174	3,917
Net (increase)/decrease in marketable securities	(361)	27,176
Increase in other assets	(195)	(124)

Net cash used in investing activities	(60,958)	(11,413)

Cash flows from financing activities:
Proceeds from exercise of stock options	7,460	—
Tax benefits from exercise of stock options	2,815	—
Purchase of common stock	(17,289)	(18,739)
Payment of dividends	(60,548)	(46,935)

Net cash used in financing activities	(67,562)	(65,674)

Effect of exchange rate changes on cash	84	36

Net decrease in cash and cash equivalents	(48,766)	(1,474)

Cash and cash equivalents at beginning of period	56,204	33,503

Cash and cash equivalents at end of period	$7,438	32,029

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$97,128	77,333